SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Check the appropriate box:

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-11 or §240.14a-12

Huttig Building Products, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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Notes:

Reg. §240.14a-101.

SEC 1913 (3-99)

555 Maryville University Dr.

St. Louis, Missouri 63141

March 28, 2003

Dear Huttig Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Huttig Building Products, Inc., to be held at 2:00 p.m., Eastern Daylight Time, on Monday, April 28, 2003 at The Westin Stamford Hotel, the Elm Meeting Room, One First Stamford Place, Stamford, Connecticut.

The Notice of Meeting and Proxy Statement on the following pages describe the matters to be presented at the meeting. Management will report on current operations and there will be an opportunity for discussion of the Company and its activities. Our 2002 Annual Report accompanies this Proxy Statement.

It is important that your shares be represented at the meeting regardless of the size of your holdings. If you are unable to attend in person, we urge you to participate by voting your shares by proxy. You may do so by filling out and returning the enclosed proxy card, by using the toll-free telephone number on the proxy card or by using the Internet as instructed on the proxy card.

Sincerely,

Michael A. Lupo

President and Chief Executive Officer

Huttig Building Products, Inc.

555 Maryville University Dr.

St. Louis, Missouri 63141

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 28, 2003

March 28, 2003

To the Stockholders of Huttig Building Products, Inc.:

NOTICE IS HEREBY GIVEN THAT the Annual Meeting of Stockholders of Huttig Building Products, Inc., will be held at The Westin Stamford Hotel, the Elm Meeting Room, One First Stamford Place, Stamford, Connecticut on Monday, April 28, 2003 at 2:00 p.m., Eastern Daylight Time, for the following purposes:

1.	To elect three directors to serve for three-year terms until the Annual Meeting of Stockholders in 2006 and until their successors are duly elected and qualified;

2.	To consider and act upon a proposal to approve the selection of Deloitte & Touche LLP as independent auditors for the Company for 2003; and

3.	To transact such other business as may properly come before the meeting in connection with the foregoing or otherwise.

The Board of Directors has fixed the close of business on February 28, 2003 as the record date for the purpose of determining stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. A complete list of such stockholders will be open to the examination of any stockholder during regular business hours for a period of ten days prior to the meeting at the offices of Crane Co., 100 First Stamford Place, Stamford, CT 06902.

In order to assure a quorum, it is important that stockholders who do not expect to attend the meeting in person fill in, sign, date and return the enclosed proxy in the accompanying envelope, or use the Internet address or toll-free telephone number set forth on the enclosed proxy card to vote their shares. Any stockholder attending the meeting may vote in person even if that stockholder has previously returned a proxy.

IMPORTANT

IF YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, WE REQUEST THAT YOU WRITE FOR YOUR CARD OF ADMISSION TO THE SECRETARY, 555 MARYVILLE UNIVERSITY DR., ST. LOUIS, MISSOURI 63141.

By Order of the Board of Directors,

Nick H. Varsam

Secretary

HUTTIG BUILDING PRODUCTS, INC.

555 Maryville University Dr.

St. Louis, Missouri 63141

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

April 28, 2003

The Board of Directors of Huttig Building Products, Inc. (the “Company”) is soliciting the enclosed proxy for use at the Annual Meeting of Stockholders to be held at The Westin Stamford Hotel, the Elm Meeting Room, One First Stamford Place, Stamford, Connecticut, on Monday, April 28, 2003, at 2:00 p.m., Eastern Daylight Time, and at any adjournment or postponement thereof. The enclosed proxy, when properly executed and received by the Secretary prior to the meeting, and not revoked, will be voted in accordance with the directions thereon. If no directions are indicated, the proxy will be voted FOR each nominee for election as a director and FOR the proposal to approve the selection of Deloitte & Touche LLP as independent auditors for the Company for 2003. If any other matter should be presented at the Annual Meeting upon which a vote may properly be taken, the shares represented by the proxy will be voted with respect thereto in accordance with the discretion of the person or persons holding such proxy. Proxies may be revoked by stockholders at any time prior to the voting of the proxy by written notice to the Company, by submitting a new proxy or by voting in person at the meeting.

Stockholders of record may vote their proxy by using the toll-free number listed on the proxy card or by voting via the Internet as alternatives to using the written form of proxy. The telephone voting and Internet voting procedures are designed to authenticate votes cast by use of a Personal Identification Number. The procedures allow stockholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded. Specific instructions to be followed by any stockholder of record interested in voting by telephone or the Internet are set forth on the enclosed proxy card. If your shares are held in the name of a bank or broker, follow the voting instructions on the form you receive from that firm. The availability of telephone or Internet voting will depend on that firm’s voting processes. Proxies voted by telephone or the Internet may be revoked as described above.

If you participate in the Huttig Building Products, Inc. Savings and Profit Sharing Plan, the Crane Co. Savings and Investment Plan or Crane Co.’s ELDEC/Interpoint Deferred Compensation Plans (collectively, the “401(k) Plans”), you will receive one proxy for each 401(k) Plan with respect to all of your shares of Huttig stock registered in the same name. If your accounts are not registered in the same name, you will receive a separate proxy with respect to each registered name for which you have accounts. Shares of Huttig common stock held in each 401(k) Plan will be voted by The Prudential Investment Company of America, as trustee of each 401(k) Plan. Participants in the 401(k) Plans should indicate their voting instructions for each action to be taken under the Huttig proxy. All voting instructions from the 401(k) Plans’ participants will be kept confidential. If a participant fails to sign or to return the enclosed proxy/voting instruction card, the Huttig shares allocated to such participant will be voted in accordance with the pro rata vote of the participants in the applicable 401(k) Plan who did provide instructions.

The first date on which this proxy statement and the enclosed proxy card are being sent to the Company’s stockholders entitled to notice of and to vote at the Annual Meeting is on or about March 28, 2003.

Outstanding Shares and Required Votes

As of the close of business on February 28, 2003, the record date for determining stockholders entitled to notice of and to vote at the meeting, the Company had issued and outstanding 19,673,193 shares of common stock. Each share of common stock is entitled to one vote on each matter to be voted on at the meeting. The presence in person or by proxy at the meeting of stockholders entitled to cast at least a majority of the votes that all holders of shares of common stock are entitled to cast will constitute a quorum for the transaction of business at the meeting. Abstentions may be specified as to all proposals to be brought before the meeting other than the election of directors. Under the rules of the New York Stock Exchange, Inc., brokers holding shares for customers have authority to vote on certain matters even if they have not received instructions from the beneficial owners, but do not have such authority as to certain other matters (so-called “broker non-votes”). Abstentions and broker non-votes are counted as present or represented for purposes of determining whether a quorum is present at the meeting.

Directors will be elected by a plurality of the votes cast by holders of shares of common stock present in person or represented by proxy and entitled to vote at the meeting. Votes may be cast in favor of a director nominee or withheld, and the three persons receiving the highest number of favorable votes will be elected as directors of the Company. Broker non-votes, abstentions and shares whose votes are withheld will not affect the outcome of the election of directors. Approval of the selection of auditors requires the affirmative vote of a majority of votes cast by holders of shares of common stock present in person or represented by proxy and entitled to vote at the meeting. Abstentions and broker non-votes will not be counted as votes cast for or against that proposal and, accordingly, will not be taken into consideration in determining whether or not that proposal has been approved.

ELECTION OF DIRECTORS

The Board of Directors of the Company currently consists of eight members divided into three classes with three-year terms of office ending in three different years. At the 2003 Annual Meeting, three directors are to be elected to hold office until the 2006 Annual Meeting and until their successors are elected and qualified. The enclosed proxy will be voted for election of the three directors of the 2006 class named in the following table, unless a stockholder indicates that a vote should be withheld with respect to one or more of such directors. The election of these directors has been proposed and recommended by the Board of Directors. Each of the nominees has consented to being named in this Proxy Statement and has indicated his willingness to serve if elected. If any nominee shall, prior to the meeting, become unavailable for election as a director, the persons named in the accompanying form of proxy will vote for such nominee, if any, as may be recommended by the Board of Directors.

Under the Company’s By-Laws, a stockholder intending to nominate any person for election as a director of the Company must notify the Secretary of the Company in writing not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting. If an annual meeting is called for a date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting, a stockholder’s notice must be received by the Company not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs. The notice must set forth

(a)	as to each person nominated,

(i)	the name, age, business address and residential address of such person,
(ii)	the principal occupation of such person,
(iii)	the number of shares of common stock beneficially owned by such person and
(iv)	any other information required to be disclosed in solicitations for proxies for elections of directors under the federal securities laws; and

(b)	as to the stockholder giving such notice,

(i)	the name and record address of such stockholder,
(ii)	the number of shares of common stock beneficially owned by such stockholder,
(iii)	a description of any arrangement between such stockholder and each of his or her nominees and any other persons, including their names, pursuant to which the nominations are made by such stockholder,

(iv)	a representation that such stockholder intends to appear in person or by proxy at the annual meeting to nominate his or her nominees and
(v)	any other information required to be disclosed in solicitations for proxies for elections of directors under the federal securities laws. The notice must be accompanied by the executed consent of each nominee to serve as a director if so elected.

The age, position with the Company, period of service as a director of the Company, business experience during the past five years and directorships in other companies of each of the nominees for election and of each of those directors whose terms will continue are set forth below:

Nominees for Director to be Elected for Terms to Expire in 2006

DORSEY R. GARDNER

Age 60, Director since October 1999. President, Kelso Management Co., Inc. (investment management company), and General Partner, Hollybank Investments, L.P., Thistle Investments, L.P. and Gattonside Investments, LLC (private investment funds), for more than the past five years. Other directorships: Crane Co.

MICHAEL A. LUPO

Age 70, Director since December 2002 and interim President and Chief Executive Officer since March 5, 2003. Chairman and Chief Executive Officer of MEDX, Inc. (supplier of cameras, parts and service used in nuclear medicine) since February 1999. Since his retirement in September 1997, served as executive consultant, including senior management roles, for companies in a variety of industries including building products manufacture and distribution, diagnostic imaging, laser technology and electrical contracting, including his current position with MEDX, Inc. Executive Vice President, Chief Financial Officer and Director of ABT Building Products (manufacturer and distributor of specialty building products) from 1992 to September 1997.

DELBERT H. TANNER

Age 51, Director since January 2001. President and Chief Executive Officer, RMC Industries Corporation (concrete products, aggregates and cement producer) since June 2002. Chief Operating Officer and Executive Vice President, from February 2002 to June 2002, and Senior Vice President, from July 1998 to February 2002, RMC Industries Corporation. President, Channel Partners, Inc. (software marketing company), from 1996 to July 1998.

Directors Whose Terms Expire in 2004

E. THAYER BIGELOW, JR.

Age 61, Director since October 1999. Managing General Partner, Bigelow Media, LLC (investment in media and entertainment companies), since September 2000. Senior Advisor, Time-Warner Inc. (media and entertainment company), from October 1998 to September 2000. Chief Executive Officer, Court TV, an affiliate of Time Warner Entertainment LP (cable television program services), from March 1997 to October 1998. Other directorships: Crane Co., Lord Abbett & Co. Mutual Funds.

RICHARD S. FORTÉ

Age 58, Director since October 1999. Chairman, Forté Cashmere Company LLC (importer and manufacturer) since January 2002. President, Dawson Forté Cashmere Company (importer), from January 1997 to December 2001. Other directorships: Crane Co.

GRANT W. BRUCE

Age 55, Director since October 2002. Senior Vice President and Chief Financial Officer of RMC Industries Corporation since 1996 and Director of RMC Industries Corporation since 1997.

Directors Whose Terms Expire in 2005

ALAN S. J. DURANT

Age 65, Director since February 2000. Retired. President and Director, RMC Industries Corporation, from 1993 to October 2002. Executive Director, RMC Group p.l.c., from October 1999 to October 2002.

R. S. EVANS

Age 59, Director since 1972. Chairman of the Board of Directors of the Company. Chairman and, until April 2001, Chief Executive Officer of Crane Co. (diversified manufacturer of engineered industrial products). Other directorships: Crane Co., Fansteel, Inc., HBD Industries, Inc.

On December 16, 1999, the Company purchased the U.S. building products business of The Rugby Group Ltd., formerly The Rugby Group p.l.c. (“Rugby Group”), in exchange for 6,546,424 newly issued shares of common stock constituting 32% of the Company’s outstanding common stock on that date (the “Exchange”). Pursuant to a Registration Rights Agreement entered into by the Company and Rugby Group in connection with the Exchange, so long as the common stock owned by Rugby Group and received in the Exchange constitutes at least 30%, 20% and 10% of the outstanding common stock, Rugby Group is entitled to designate for nomination by the Board of Directors three, two or one directors, respectively. So long as the Huttig common stock owned by Rugby Group and received in the Exchange constitutes 10% or more of the Company’s outstanding common stock, Rugby Group is required to be present at all meetings of the Company’s stockholders and to vote its shares of common stock in favor of the Board’s nominees for election to the Board of Directors. On the date of the Exchange Agreement between the Company and Rugby Group, the Crane Fund, one of the Company’s principal stockholders, agreed with Rugby Group that, so long as the common stock owned by Rugby Group and received in the Exchange constitutes 10% or more of the Company’s outstanding common stock, the Crane Fund would be present at all meetings of the Company’s stockholders and vote its shares of common stock for the nominees designated by Rugby Group as provided in the Registration Rights Agreement.

As part of the Company’s former $15 million stock repurchase program, the Company purchased 790,484 shares of its common stock from Rugby Group for a cash purchase price of $4,735,000, or a per share price of $5.99, the closing sales price of the Company’s common stock on the New York Stock Exchange on the date of purchase. Pursuant to their repurchase agreement, Rugby Group and the Company agreed that, if solely as a result of Rugby Group’s sale of these shares to the Company shares of common stock beneficially owned by Rugby Group and its affiliates in the aggregate at any time would constitute less than 30% of the Company’s outstanding stock, the Registration Rights Agreement would be deemed to be amended so that Rugby Group would maintain its right to designate for nomination three directors to be elected to the Board. As a result, Rugby Group will continue to have the right to nominate three directors so long as the common stock received in the exchange transaction and held by Rugby Group and its affiliates in the aggregate constitutes at least Rugby Group’s new ownership percentage after giving effect to the Company’s repurchase of these shares, as this percentage may increase from time to time as a result of the Company’s repurchase of common stock pursuant to its stock repurchase program. Based on information as of February 28, 2003, Rugby Group beneficially owned 29.3% of the Company’s common stock. RMC Group, p.l.c., a public limited company organized under the laws of England and Wales, now owns 100% of the outstanding capital stock of Rugby Group. Messrs. Bruce, Durant and Tanner are Rugby Group’s designees to the Board of Directors. Mr. Tanner is Rugby Group’s designated nominee for election as a director for a term expiring in 2006. See “Certain Relationships and Related Transactions” on page 23 of this Proxy Statement.

Corporate Governance

The Company’s Board of Directors has always believed that good corporate governance is important. The Board of Directors has an Audit Committee, a Management Organization and Compensation Committee, a Nominating and Governance Committee and an Executive Committee. During the past year, the Board and its committees have been reviewing the Company’s corporate governance policies and practices and comparing them to those suggested by various authorities in corporate governance and the practices of other public companies. The Board and its committees have also been reviewing the provisions of the Sarbanes-Oxley Act of 2002, the new and proposed rules of the Securities and Exchange Commission and the proposed new corporate governance listing standards of the New York Stock Exchange. While rules are still being established under the Sarbanes-Oxley Act, and the New York Stock Exchange has not yet adopted final versions of its new corporate governance standards, the Board of Directors believed it was important to take certain actions in order to express its commitment in this area.

Based on its review, the Board of Directors has taken steps to implement voluntarily many of the proposed new rules and listing standards. In particular, it has:

•	adopted Corporate Governance Guidelines;

•	reconstituted the Company’s Nominating Committee as the Nominating and Governance Committee and adopted a new charter for this committee;

•	reconstituted the Compensation Committee as the Management Organization and Compensation Committee and adopted a new charter for this committee; and

•	nominated for election a new director, Michael A. Lupo, who qualifies as an “audit committee financial expert” under new rules of the Securities and Exchange Commission.

On March 5, 2003, Mr. Lupo agreed to serve as interim President and Chief Executive Officer of the Company while the Board of Directors searches for a new Chief Executive Officer. In order to preserve the Audit Committee’s independence from management, Mr. Lupo decided to step down from the committee at least for such time as he serves as interim President and Chief Executive Officer in light of current and proposed corporate governance rules and NYSE listing standards.

In addition, the Audit Committee, working with senior management and the Company’s independent auditors, has reviewed and considered proposed rules of the SEC and proposed NYSE listing standards affecting the composition, authority and duties of, and disclosures relating to, the Audit Committee and the independent auditors with a view to adopting necessary changes to the committee’s charter promptly after the SEC and the NYSE finalize such rules and standards. The Board of Directors plans to reassess the adequacy of the Audit Committee charter following the adoption of the new corporate governance listing standards proposed by the NYSE and amend the charter as necessary to comply with such standards.

You can access the Company’s current committee charters and Corporate Governance Guidelines in the “Corporate Governance” section of the Company’s website at www.huttig.com or by writing to: Nick H. Varsam, Secretary, Huttig Building Products, Inc., 555 Maryville University Drive, St. Louis, Missouri 63141.

According to its written charter, the Audit Committee’s primary function is to assist the Board of Directors in fulfilling its oversight responsibilities as to accounting policies and financial reporting practices of the Company and its subsidiaries, the sufficiency of auditing relative thereto and the adequacy and effectiveness of the Company’s internal controls. It is the Board’s principal agent in assuring the independence of the Company’s independent auditors, the integrity of management and the adequacy of disclosures to stockholders. The independent auditors are ultimately accountable to the Board of Directors and the Audit Committee, and the Audit Committee and the Board of Directors have the ultimate authority and responsibility to select, evaluate, and where appropriate, replace the independent auditors or to nominate the independent auditors to be proposed for stockholder approval. The Audit Committee also has responsibility for reviewing compliance with the Company’s business ethics and conflict of interest policies. The Audit Committee annually recommends to the Board of Directors the appointment of a firm of independent auditors to audit the financial statements of the Company and meets with such independent auditors, the Company’s internal auditor, the Chief Executive Officer and the principal financial, accounting, planning, and legal personnel of the Company to review the scope and the results of the annual audit, the amount of audit fees, the Company’s internal accounting controls, the Company’s financial statements that are contained in the Company’s Annual Report on Form 10-K and other related matters. The members of the Audit Committee meet the independence requirements of the New York Stock Exchange’s corporate governance listing standards.

According to its written charter, the Management Organization and Compensation Committee’s duties include discharging the Board’s responsibilities relating to the compensation of officers and other key employees, annual review of director compensation, administration of the Company’s EVA Incentive Compensation Plan, 1999 Stock Incentive Plan and 2001 Stock Incentive Plan, and review and approval of significant changes or additions to the compensation policies and practices of the Company. (See “Report on Executive Compensation by the Management Organization and Compensation Committee of the Company” beginning on page 13.) The members of the Management Organization and Compensation Committee meet the independence requirements of the proposed NYSE corporate governance listing standards.

The Nominating and Governance Committee’s duties under its written charter include recommending to the Board individuals qualified to serve as directors of the Company and on committees of the Board, counseling the Board with respect to Board composition, procedures and committees, developing and recommending to the Board a set of corporate governance principles, and providing oversight of the evaluation of the Board and management. The members of the Nominating and Governance Committee meet the independence requirements of the proposed NYSE corporate governance listing standards. The committee will consider candidates for board of director seats proposed by stockholders, provided such recommendations are delivered to the Company in accordance with the directions and deadlines set forth in the second paragraph of “Election of Directors” on page 2 of this Proxy Statement, and in “Miscellaneous—Next Annual Meeting; Stockholder Proposals” on page 26 of this Proxy Statement.

The Executive Committee, which meets when a quorum of the full Board of Directors cannot be readily obtained, did not meet in 2002.

The memberships of committees during 2002 were, and as of the mailing date of this Proxy Statement are, as follows: Audit Committee: M. A. Lupo (appointed as Chairman in December 2002 and withdrew from the committee on March 5, 2003 to serve as interim President and Chief Executive Officer), D. R. Gardner (Chairman until December 2002 and since March 2003), E. T. Bigelow, Jr., A. S. J. Durant (resigned in September 2002), and R. S. Forté; Management Organization and Compensation Committee: E. T. Bigelow, Jr. (Chairman), A. S. J. Durant, D. R. Gardner, M. A. Lupo (appointed in December 2002), and J. L. L. Tullis (resigned as director in January 2003); Nominating and Governance Committee: R. S. Evans (Chairman), E. T. Bigelow, Jr., A. S. J. Durant and R. S. Forté; and Executive Committee: R. S. Evans (Chairman), B. J. Kulpa (resigned as director on March 5, 2003) and J. L. L. Tullis (resigned as director in January 2003).

During 2002, the Board of Directors of the Company met seven times, the Audit Committee met eight times, the Management Organization and Compensation Committee met two times, and the Nominating and Governance Committee met once. Each director attended over 75% of the total number of meetings of the Board of Directors and the committees on which he served that were held during his period of service, except for Messrs. Bruce and Durant.

Compensation of Directors

Directors who are also employees of the Company receive no compensation for serving on the Board. During 2002, the standard retainer payable to each non-employee director, other than Mr. Evans, was $10,000 per year. Mr. Evans received an annual fee of $100,000 for his services as Chairman. Pursuant to the Company’s 1999 Non-Employee Director Restricted Stock Plan, non-employee directors, except Mr. Evans, Messrs. Bruce, Durant and Tanner, the designees of Rugby Group, and Mr. Lupo, who joined the Board of Directors in December 2002, received, in lieu of cash, shares of restricted stock with a market value equal to that portion of the standard retainer which exceeds $5,000. Under this plan, the shares are issued each year after the Company’s annual meeting, are forfeitable if the director ceases to remain a director until the Company’s next annual meeting, except in the case of death, disability or a change of control, and may not be sold for a period of five years or such earlier date as the director leaves the board. Each of Messrs. Bigelow, Forté and Gardner and Mr. J. J. Tullis, who resigned as a director in January 2003, received 865 restricted shares of common stock issued under the 1999 Non-Employee Director Restricted Stock Plan in 2002. In accordance with the plan, Mr. Tullis’ 865 shares were forfeited.

In 2002, directors also received $500 for each board meeting attended. Non-employee members of the Executive Committee received an annual retainer of $2,000. Members of other committees received $500 and chairmen received $750 for each committee meeting attended. The Company reimburses its directors for reasonable expenses incurred in attending board and committee meetings.

Effective January 2003, the Management Organization and Compensation Committee approved the following changes to director compensation and determined that annual grants under the Company’s 1999 Non-Employee Director Restricted Stock Plan would no longer be made. Non-employee directors, other than the Chairman of the Board, will receive an annual retainer of $15,000 and $1,000 for each board and committee meeting attended. The chairman of the Audit Committee will receive a $10,000 annual fee and the chairmen of other standing committees will receive a $3,000 annual fee. Non-chair members of the Audit Committee will also receive a $1,500 annual fee.

Each of Messrs. Bruce, Durant and Tanner have agreed with Rugby Group to transfer to Rugby Group all compensation payable to them for services as a non-employee director of the Company.

Report of the Audit Committee

The Audit Committee has reviewed and discussed with management the financial statements for the year ended December 31, 2002 audited by Deloitte & Touche LLP, the Company’s independent auditors. The Audit Committee has discussed with Deloitte & Touche LLP various matters related to the financial statements, including those matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU 380.) The Audit Committee has also received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), and has discussed with Deloitte & Touche LLP its independence. Based upon such review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not, and do not represent themselves to be, performing the functions of auditors or accountants. Members of the Audit Committee may rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s auditors are in fact “independent”.

This report is not to be deemed “soliciting material” or deemed to be filed with the Securities and Exchange Commission or subject to Regulation 14A of the Securities Exchange Act of 1934, except to the extent that the Company specifically requests that this report be treated as “soliciting material” or specifically incorporates it by reference into a document filed with the Securities and Exchange Commission.

Submitted by:

The Audit Committee of the

Board of Directors of Huttig Building Products, Inc.

D. R. Gardner (Chairman)

E. T. Bigelow, Jr.

R. S. Forté

Executive Officers

Huttig’s executive officers as of March 20, 2003 and their respective ages and positions are set forth below:

Name	Age	Position
Michael A. Lupo	70	President and Chief Executive Officer
Thomas S. McHugh	38	Vice President, Finance and Chief Financial Officer
Carl A. Liliequist	49	Vice President, Sales and Marketing
Nick H. Varsam	41	Vice President, General Counsel and Secretary

Set forth below are the positions held with the company and the principal occupations and employment during the past five years of Huttig’s executive officers.

Michael A. Lupo was appointed to the Board of Directors in December 2002 and named interim President and Chief Executive Officer on March 5, 2003. Mr. Lupo has served as Chairman and Chief Executive Officer of MEDX, Inc., a supplier of cameras, parts and service used in nuclear medicine, since February 1999. From 1992 to September 1997, when he retired, Mr. Lupo was Executive Vice President, Chief Financial Officer and Director of ABT Building Products, a manufacturer and distributor of specialty building products. Since his retirement in September 1997, Mr. Lupo has served as an executive consultant, including senior management roles, for companies in a variety of industries, including building products manufacture and distribution, diagnostic imaging, laser technology and electrical contracting, including his current position with MEDX, Inc.

Thomas S. McHugh was named Vice President, Finance and Chief Financial Officer in January 2002. Mr. McHugh served as Corporate Controller from May 2000, when he joined Huttig, to January 2002, and as Treasurer since April 2001. From 1993 until joining Huttig, Mr. McHugh worked at XTRA Corporation, an international lessor of transportation equipment, most recently as Corporate Controller.

Carl A. Liliequist was named Vice President, Sales and Marketing by Huttig’s Board of Directors on March 6, 2003. From October 2001 to March 2003, Mr. Liliequist served as a Regional Sales Manager of the Company. From July 1998 to September 2001, he was a Regional Vice President of the Company.

Nick H. Varsam has served as Vice President, General Counsel and Secretary since May 2001. From January 1999 to May 2001, Mr. Varsam was a partner with Bryan Cave LLP, a leading international law firm based in St. Louis, where he focused on securities matters and mergers and acquisitions. From September 1996 to December 1998, Mr. Varsam was an associate with Bryan Cave LLP.

BENEFICIAL OWNERSHIP OF COMMON STOCK

BY DIRECTORS AND MANAGEMENT

The following table sets forth the number of shares of common stock beneficially owned, directly or indirectly, by the Company’s directors and nominees for director, the executive officers named in the Summary Compensation Table and all of the Company’s directors and executive officers as a group, as of February 28, 2003. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the Company’s securities. Except as indicated in footnotes to this table, the Company believes that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them.

	Unrestricted Shares Owned(1)		Shares in Company 401(k)Plan	Shares of Restricted Stock Owned(2)	Shares Underlying Exercisable Options(3)	Total Shares Beneficially Owned(4)		Percent of Shares Outstanding
Non-Employee Directors:
R. S. Evans	457,518	(5)	—	—	100,000	557,518		2.8%
E. Thayer Bigelow, Jr.	7,827	(6)	—	865	15,000	23,692		*
Grant W. Bruce	—		—	—	—	—		—
Alan S. J. Durant	—		—	—	—	—		—
Richard S. Forté	6,037		—	865	15,000	21,902		*
Dorsey R. Gardner	4,122		—	865	15,000	19,987		*
Michael A. Lupo(7)	—		—	—	—	—		—
Delbert H. Tanner	—		—	—	—	—		—
Named Executive Officers:
Barry J. Kulpa(8)	189,984		5,178	169,049	486,000	850,211	(9)	4.2%
John M. Mullin(10)	—		4,589	30,000	36,625	71,214	(11)	*
Nick H. Varsam	—		1,502	5,000	32,000	38,502	(12)	*
Thomas S. McHugh	—		2,513	15,000	41,375	58,888		*
George M. Dickens, Jr.(13)	3,443		—	—	—	3,443		*
Directors and executive officers as a group (12 persons)	626,416		13,782	260,716	741,000	1,641,914		8.1%

*	Represents holdings of less than 1%.

(1)	Includes previously restricted shares, the restrictions on which have lapsed.
(2)	Includes shares issued under the Company’s stock plans that have not vested as of February 28, 2003. These shares are subject to forfeiture if the director’s or employee’s service with the Company is terminated prior to vesting.
(3)	Includes shares underlying options granted by the Board of Directors to certain non-employee directors and shares underlying options granted to employees under the Company’s 1999 Stock Incentive Plan and Amended and Restated 2001 Stock Incentive Plan, which options are exercisable within 60 days of February 28, 2003, in accordance with Rule 13d-3 under the Securities Exchange Act of 1934.
(4)	Attached to each share of common stock is a preferred share purchase right to acquire one one-hundredth of a share of the Company’s Series A Junior Participating Preferred Stock, par value $.01 per share, which preferred share purchase rights are not currently exercisable.
(5)	Does not include 107 shares owned by Mr. Evans’ spouse, the beneficial ownership of which is expressly disclaimed by Mr. Evans.
(6)	Does not include 99 shares owned by Mr. Bigelow’s spouse, the beneficial ownership of which is expressly disclaimed by Mr. Bigelow.
(7)	Mr. Lupo was appointed interim President and Chief Executive Officer of the Company on March 5, 2003.
(8)	Mr. Kulpa resigned as President and Chief Executive Officer and as a director of the Company effective March 5, 2003, and his holdings presented in the table are to the best of the Company’s knowledge. As a result of his resignation, Mr. Kulpa forfeited 169,049 shares of restricted stock, which were not vested as of the date of his resignation from the Company. See “Employment Contracts and Severance and Change of Control Arrangements” beginning on page 17 below.
(9)	Excludes 15,763 phantom shares invested in the Huttig Stock Fund under the Company’s Deferred Compensation Plan (the “DCP”), calculated as of February 28, 2003.
(10)	Mr. Mullin resigned as Vice President—Operations on March 19, 2003, and his holdings presented in the table are to the best of the Company’s knowledge. As a result of his resignation, Mr. Mullin forfeited 30,000 shares of restricted stock, which were not vested as of the date of his resignation from the Company. See “Employment Contracts and Severance and Change of Control Arrangements” beginning on page 17 below.
(11)	Excludes 574 phantom shares invested in the Huttig Stock Fund under the DCP, calculated as of February 28, 2003.
(12)	Excludes 99 phantom shares invested in the Huttig Stock Fund under the DCP, calculated as of February 28, 2003.
(13)	Mr. Dickens’ employment with the Company terminated in January 2003, and his holdings presented in the table are to the best of the Company’s knowledge. See “Employment Contracts and Severance and Change of Control Arrangements” beginning on page 17 below.

PRINCIPAL STOCKHOLDERS OF THE COMPANY

The following table sets forth the ownership of common stock by each person known by the Company to beneficially own more than 5% of the common stock based on the number of shares of common stock outstanding as of February 28, 2003. Except as indicated in footnotes to this table, the Company believes that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
RMC Group p.l.c.	5,755,940(2)	29.3%
RMC House Coldharbour Lane Thorpe, Egham, Surrey TW20 8TD United Kingdom

The Crane Fund(3)	1,728,537	8.8%
100 First Stamford Place
Stamford, CT 06902

The Baupost Group, L.L.C. 10 St. James Avenue Suite 2000 Boston, MA 02116	1,570,300(4)	8.0%

(1)	Attached to each share of common stock is a preferred share purchase right to acquire one one-hundredth of a share of the Company’s Series A Junior Participating Preferred Stock, par value $.01 per share, which preferred share purchase rights are not currently exercisable.
(2)	According to a Statement on Schedule 13D/A filed by RMC Group on August 23, 2001, as of that date RMC Group owned 100% of the outstanding shares of Rugby Group, which is the direct beneficial owner of these shares.
(3)	The Crane Fund is a charitable trust managed by trustees appointed by the board of directors of Crane Co. The incumbent trustees are: G. A. Dickoff, A. I. DuPont, E.M. Kopczick and M. L. Raithel, all of whom are executive officers of Crane. Pursuant to the trust instrument, the shares held by the trust shall be voted by the trustees as directed by the board of directors of Crane, the distribution of the income of the trust for its charitable purposes is subject to the control of the board of directors of Crane and the shares may be sold by the trustees only upon the direction of the board of directors of Crane. Messrs. Evans, Bigelow, Forté and Gardner are directors of Crane. None of the directors or the trustees has any direct beneficial interest in, and all disclaim beneficial ownership of, shares held by The Crane Fund.
(4)	This information is based solely on a Statement on Schedule 13G/A filed by The Baupost Group, L.L.C. on February 13, 2003.

EXECUTIVE COMPENSATION

Summary Compensation Table

Shown below is information concerning the annual and long-term compensation for services rendered in all capacities to the Company and its subsidiaries for the years ended December 31, 2002, 2001 and 2000 for Barry J. Kulpa, the Company’s Chief Executive Officer during 2002 and the other four most highly compensated individuals who served as executive officers of the Company at December 31, 2002 (collectively, the “named executive officers”).

	Annual Compensation					Long Term Compensation
Name and Principal Position	Year	Salary($)	Bonus ($)(1)		Other Annual Compensation($)	Restricted Stock Award($)(2)	Securities Underlying Options/ SARS(#)(3)	LTIP Payouts($)	All Other Compensation($)(4)
Barry J. Kulpa	2002	420,000	109,811	(6)	—	176,250	110,000	—	8,884
Former President and	2001	400,000	36,560		—	131,250	140,000	—	7,182
Chief Exec. Officer(5)	2000	350,000	414,164		—	276,250	326,000	—	7,044

John M. Mullin	2002	170,000	36,604	(6)	—	—	34,000	—	6,740
Former Vice President—	2001	144,886	43,056		—	—	11,000	—	5,565
Operations(7)	2000	115,000	96,783		—	—	11,500	—	2,183

Nick H. Varsam	2002	170,000	—		—	—	34,000	—	6,176
Vice President—	2001	109,821	50,000	(8)	—	—	30,000	—	2,249
General Counsel	2000	—	—		—	—	—	—	—

Thomas S. McHugh	2002	164,042	—		—	—	40,000	—	5,802
Vice President, Chief	2001	138,208	45,336		—	—	13,500	—	3,436
Financial Officer(9)	2000	84,375	37,000	(10)	—	—	15,000	—	2,183

George M. Dickens, Jr.	2002	210,000	—		—	—	42,000	—	5,900
Former Vice President—	2001	194,325	4,277		—	—	29,400	—	5,026
Sales & Marketing (11)	2000	182,600	160,563		—	—	34,000	—	4,391

(1)	Represents amounts earned by the named executive officers under the Company’s EVA Incentive Compensation Plan, except as otherwise noted. See the section captioned “Short and Medium-Term Executive Compensation” in the Report on Executive Compensation by the Management Organization and Compensation Committee of the Company beginning on page 13. Amounts reported include the annual cash payout, if any, after allocation of the EVA award earned for that year and, for executives who elected to receive 50% of their EVA award in the form of restricted shares, the value of shares awarded for that year, based on the closing sales price per share of the Company’s common stock on the New York Stock Exchange on the date the shares were awarded. After giving effect to such cash payouts and allocations of negative EVA awards for 2002, the named executive officers have credited to their cash accounts under the EVA plan the following negative dollar amounts, which, in the case of Messrs. Mullin, Varsam and McHugh, are subject to increase or decrease in future years: Mr. Kulpa, $116,296; Mr. Mullin $42,963; Mr. Varsam $10,474; and Mr. McHugh $50,948. Mr. Dickens was no longer employed by the Company at the time of allocation of negative EVA awards for 2002. Messrs. Kulpa, Mullin and Dickens’ cash account balances were eliminated upon termination of his employment in accordance with the terms of the plan.
(2)	Reflects the value of shares of restricted stock granted to Mr. Kulpa under the Company’s 1999 Stock Incentive Plan and Amended and Restated 2001 Stock Incentive Plan, based on the closing sales price per share of the Company’s common stock on the New York Stock Exchange on the date of grant. On January 29, 2002, January 22, 2001 and January 24, 2000, Mr. Kulpa was granted 30,000 shares, 30,000 shares and 65,000 shares, respectively, of restricted stock. Restrictions on these restricted shares lapse one-fifth per year beginning one year from the date of grant. As of December 31, 2002, Mr. Kulpa held a total of 233,418 restricted shares of common stock. Based on the closing sales price per share of the Company’s common stock on December 31, 2002 of $2.85, the value of these restricted shares on that date was $665,241. No other named executive officers received awards of restricted stock in 2002, 2001 or 2000 other than the portion of EVA awards elected to be paid in the form of stock under the EVA plan.
(3)	Options reported for 2000 and 2001 reflect grants under the Company’s 1999 Stock Incentive Plan, and options reported for 2002 reflect grants under the Company’s Amended and Restated 2001 Stock Incentive Plan.
(4)	Amounts include Huttig’s matching contribution for eligible employees under Huttig’s 401(k) plan and Deferred Compensation Plan, and premiums for life insurance.
(5)	Mr. Kulpa resigned as President and Chief Executive Officer and as a director of the Company effective March 5, 2003. See “Employment Contracts and Severance and Change of Control Arrangements” beginning on page 17 below.

(6)	Earned as of June 2002 and paid in July 2002 to the individual as a special bonus. See the section captioned “Short and Medium-Term Executive Compensation” in the Report on Executive Compensation by the Management Organization and Compensation Committee of the Company beginning on page 13, for a more detailed discussion.
(7)	Mr. Mullin resigned as Vice President—Operations on March 19, 2003. See “Employment Contracts and Severance and Change Arrangements” beginning on page 17 below.
(8)	Represents a signing bonus awarded in accordance with his terms of employment. Of such amount, $35,000 was paid to Mr. Varsam and $15,000 was credited to his cash account under the EVA plan.
(9)	Prior to his appointment as Chief Financial Officer in January 2002, Mr. McHugh did not participate in the EVA plan.
(10)	Includes a $10,000 signing bonus.
(11)	Mr. Dickens’ employment with the Company terminated in January 2003.

Option Grants In Last Fiscal Year

Shown below is information on each grant to the named executive officers of options to purchase shares of common stock pursuant to the Amended and Restated 2001 Stock Incentive Plan during the year ended December 31, 2002.

Name	Number of Securities Underlying Options Granted		% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price $/Share(1)	Expiration Date	Grant Date Present Value($)(2)
Barry J. Kulpa	110,000	(3)	34.2%	$5.875	1/29/12	$246,510
John M. Mullin	34,000	(4)	10.6%	$5.875	1/29/12	$76,194
Nick H. Varsam	34,000		10.6%	$5.875	1/29/12	$76,194
Thomas S. McHugh	40,000		12.4%	$5.875	1/29/12	$89,640
George M. Dickens, Jr.	42,000	(5)	13.0%	$5.875	1/29/12	$94,122

(1)	Exercise price represents the average of the high and low sales prices of the Company’s common stock on the New York Stock Exchange—Composite Transactions Tape on January 29, 2002, the date of grant. Options vest 50% on the first anniversary of the date of grant (January 29, 2002), 25% on the second anniversary and the remaining 25% on the third anniversary.
(2)	The amounts shown were calculated using a Black-Scholes option pricing model and do not reflect the actual value of the option awards at any time. The estimated values assume a risk-free rate of return of 3.0% based upon the five-year Treasury Bill rate, a standard deviation of stock return of 38%, a dividend payout ratio of 0% and an option duration of 5 years. The standard deviation of stock return represents a statistical measure intended to reflect the anticipated fluctuation of price movements over the life of the option. The actual value, if any, that an executive may realize will depend upon the excess of the stock price over the exercise price on the date the option is exercised, and so the value realized by an executive may be more or less than the value estimated by the Black-Scholes model.
(3)	Upon Mr. Kulpa’s resignation from the Company on March 5, 2003, 55,000 of such options were not vested and were forfeited. Pursuant to his resignation agreement, the Company agreed to extend the exercise period for the 55,000 options that were vested until June 29, 2005.
(4)	Upon Mr. Mullin’s resignation from the Company on March 19, 2003, 17,000 of such options were not vested and were forfeited. The 17,000 vested options will be forfeited unless exercised within 90 days of his resignation.
(5)	Mr. Dickens’ employment with the Company terminated in January 2003 and all of his options were not vested and were forfeited.

Aggregated Option Exercises In Last Fiscal Year and Fiscal Year-End Option Values

The information set forth in the following table relates to options to purchase common stock that were exercised by the named executive officers in 2002 and the value of unexercised options held as of December 31, 2002.

	Shares Acquired on Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End(#)		Value of Unexercised in-the-Money Options at Fiscal Year-End($)(1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Barry J. Kulpa	—	—	314,500	261,500	$0	$0
John M. Mullin	—	—	14,000	42,500	$0	$0
Nick H. Varsam	—	—	15,000	49,000	$0	$0
Thomas S. McHugh	—	—	18,000	50,500	$0	$0
George M. Dickens, Jr.	—	—	40,200	65,200	$0	$0

(1)	Based on a share price of $2.85, which was the closing sales price per share of the Company’s common stock on the New York Stock Exchange on December 31, 2002.

Report on Executive Compensation by the Management Organization and Compensation Committee of the Company

The Management Organization and Compensation Committee of the Board of Directors of the Company believes that the Company’s compensation program is designed to attract and retain talented executives whose interests are aligned with the Company’s stockholders and who are motivated to contribute to the Company’s long-term financial success. The Company provides its executives with competitive base pay as well as the opportunity to earn significant compensation if the Company and the individual meet or exceed challenging performance goals. The Committee periodically reviews independent compensation surveys as guidelines to determine competitive pay practices. Independent compensation consultants have also summarized the survey data. The surveys typically compare the compensation practices of U.S.-based public companies of similar size to the Company, some of which are also in the Company’s industry. These companies include those in the Company’s peer group set forth in the Stock Performance Graph included as part of the Company’s Proxy Statement for the 2003 Annual Meeting.

The Committee maintains a three-pronged approach to executive officer and key employee compensation: competitive base salaries; short and medium-term cash and equity incentive compensation linked to measurable changes in stockholder value; and long-term incentive compensation utilizing awards of stock options and restricted stock, the ultimate value of which is linked to increases in stockholder returns, primarily through increases in the price of the Company’s common stock. Each of these components represents a portion of each executive officer’s total compensation package. The appropriate mix of compensation for each individual, however, may differ based on the nature and level of the individual’s responsibilities. For example, for individuals who have primarily sales or operations related responsibilities, incentive, or “at-risk,” compensation may represent a greater portion of their total compensation.

Base Salaries

At the beginning of each year, the Committee generally reviews the base salaries of each executive officer and assesses salary levels based on the individual’s responsibilities and competitive salary data. The Chief Executive Officer presents his recommendations as to salary adjustments for the executive officers and his other direct reports to the Committee at that time. One of the named executive officers received a salary increase in January 2002 to reflect his promotion. Another of the named executive officers received a competitive market increase of 17.7% in December 2002. Based on the Committee’s review of executive salaries of the named executive officers and the Board-approved increase in the Chief Executive Officer’s salary in January 2002, base salaries in 2002 for the named executive officers, excluding the promotion-based increase, increased an average of 6.8% over 2001. All of the base salaries of the Company’s executive officers are at levels that, in the view of the Committee, are appropriate for executives of a public corporation of the Company’s size and industry category.

Short and Medium-Term Incentive Compensation

The Company’s short and medium-term incentive compensation program is based on the principle of economic value added (“EVA”) over a three-year rolling horizon. EVA1 is defined as the difference between the return on total capital invested in the business (measured as net operating profit after tax, divided by total capital employed) and the cost of capital, multiplied by total capital employed. The Committee believes that, compared to common performance measures such as return on capital, return on equity, growth in earnings per share and growth in cash flow, EVA has the highest correlation with the Company’s overall financial performance and the creation of long-term stockholder value. In January of each year, the Committee also reassesses both the strengths and weaknesses of EVA-based compensation as part of its consideration of all executive compensation and performance measures for the coming year.

All of the Company’s executive officers and certain other key employees participate in the Company’s EVA Incentive Compensation Plan, which the Committee administers. The EVA plan provides for positive and negative awards based on the achievement of pre-established goals for each participant and increases or decreases in EVA generated during the year, both absolutely and as compared to the prior year. The key elements of the EVA formula are the Company’s cost of capital, cash tax rate, return on capital, amount of capital employed, net operating profit after taxes and the prior year’s EVA. Thus, the EVA formula requires the executive to focus on improvement in the Company’s balance sheet as well as its income statement. At the beginning of each year, the Committee approves a weighted average cost of capital for use in the EVA formula.

The Company’s EVA is calculated based on year-end results and, together with the increase or decrease in EVA compared to the prior year, is used to determine the total potential award pool available for the named executive officers, including the Chief Executive Officer, and certain other key employees. The size of an executive officer’s potential EVA award is based on a percentage of the total pool assigned to each officer, which percentages the Committee reviews annually based upon recommendations of the Chief Executive Officer. An officer’s actual EVA award directly relates to the accomplishment of that individual’s goals established at the beginning of each year. Awards under the EVA plan are generally uncapped to provide maximum incentive to create value; however, an executive’s award in any given year may be negative when EVA is reduced. There is a $2 million limit on the annual award of any participant who is subject to Section 162(m) of the Internal Revenue Code.

At the beginning of each year, participants elect whether to receive their awards for the upcoming year entirely in cash or 50% in cash and 50% in restricted stock. After the award has been determined following the end of the year, the award is credited to the participant’s cash and/or stock “sub-accounts” in accordance with his election, if the award is positive. If the EVA award is negative, the amount is deducted from the participant’s cash sub-account in proportion to his election. Negative awards do not affect a participant’s stock sub-account. Restricted stock awarded to participants who elected to receive 50% of their EVA award in stock vests in 50% increments on the first and second anniversaries of the award.

Following the Committee’s determination of EVA awards, participants receive a cash payment equal to a predetermined percentage, generally 33 1/3%, of their aggregate account balance, reduced by the value of any shares of restricted stock previously awarded that first become vested and distributable in the year in which the annual cash payout is determined and made and limited by the balance remaining in the participant’s cash sub-account. With respect to new participants in the EVA Plan, the Committee has authorized payouts of 70% of the new participant’s account balance in the first year of participation, 50% in the second year and 33 1/3% thereafter. As a result, participants with a negative aggregate account balance generally will receive no cash incentive compensation payments until subsequent positive EVA awards result in a positive cash sub-account balance. Each year, the Company credits interest on each positive cash sub-account balance at an appropriate money market rate.

1 EVA is a registered trademark of Stern, Stewart & Co.

The Committee believes that the EVA plan provides its executive officers and key employees with a tangible and significant short and medium-term performance incentive. The bank account concept, with the deferred payout at risk, gives the plan a longer term perspective than annual cash bonus programs and provides participants with ownership incentives as their accounts build or decline. Although the plan is formula driven, the Committee retains discretion to review and adjust its impact on individuals for reasonableness and to insure that participants continue to be properly incentivized.

In January 2002, the Committee reviewed and approved the calculation of the aggregate bonus pool and percentage participation of each of the named executive officers, as well as the cost of capital to be used in the EVA plan formula. The Committee also considered alternative EVA plan structures that would address concerns that EVA payout percentages did not provide incentives commensurate with current year achievements for participants, particularly those with significant negative cash sub-accounts, or with average target payouts as a percentage of salaries at other peer group companies. After a series of formal and informal meetings, the Committee recommended, and in January 2003 the Board of Directors approved, the following changes for 2003:

(i)	the components of debt and equity were fixed by the Committee at the beginning of the year, with the blended cost of capital to vary with the actual capital structure of the Company through the year (for 2002, the cost of debt was 5.9% and the cost of equity was 9.9%);

(ii)	the payout structure will be based on target bonuses (expressed as a percentage of annual salary for each participant) so that, for 2003, any positive EVA award will first be credited against the participant’s negative cash sub-account (all of the named executive officers have negative cash sub-accounts after allocations of 2002 EVA awards), then would fund a payout of the target bonus plus one-third of any remaining amount in excess of the target payout, with the remaining two-thirds credited to the participant’s cash sub-account balance, which is carried forward to future years.

In January 2003, the Committee determined the 2002 EVA awards for the named executive officers, which totaled a negative $611,376. Half of each participant’s EVA award was allocated to the participant’s cash sub-account, based on the participant’s election to receive 50% of any award in stock. As a result, each of the named executive officers has a negative balance in his cash sub-account in 2003.

As part of its consideration of EVA plan calculations and alternative plan structures in January 2002, the Committee also determined that the Company had erroneously applied its book tax rate for purposes of EVA plan formula and cost of capital calculations in prior years. The Committee considered the cash tax rate a more appropriate measure for such purposes and approved its use for future plan years beginning with 2002. It also considered the negative impact of the use of the book tax rate on prior year awards and payouts, and approved, subject to review of calculations by the Company’s independent auditors, special bonuses of $219,622 and $73,208 to the Chief Executive Officer and Vice President—Operations, respectively. These bonuses are payable in two installments and may be earned only if the officer remains employed with the Company as of June 1 of each of 2002 and 2003. After the Company’s independent auditors reviewed and verified the accuracy of the calculations of the bonus amounts, the Company paid the first installments of $109,811 and $36,604 in July 2002.

Long-Term Incentive Compensation

The Committee believes that executive officers approach their responsibilities more like owners of the Company as their holdings of and potential to own the Company’s common stock increase. All of the Company’s executive officers have been granted and are eligible to receive stock options or restricted stock awards under the Company’s 1999 Stock Incentive Plan and Amended and Restated 2001 Stock Incentive Plan. As of February 28, 2003, directors and executive officers as a group beneficially owned 8.1% of the Company’s common stock.

In January 2002, the Committee determined the number of stock options and restricted shares to award its executive officers and certain other key employees, other than the Chief Executive Officer, based on recommendations by the Chief Executive Officer, an objective and subjective assessment of the Company’s and the individual’s performance for 2001, competitive compensation practices and the number of shares owned by or reserved for issuance under outstanding options to executive officers and key employees. The Committee concluded that the Company was approaching the upper limit of the percentage of shares owned or issuable to management that was generally acceptable in the market and accordingly reduced the grant of stock options and restricted stock originally proposed for the Chief Executive Officer by 60,000 shares. The Committee recommended to the Board of Directors, and the Board approved, the grant of stock options for an aggregate of 322,000 shares of common stock to the executive officers and certain other key employees of the Company pursuant to the 2001 plan, including grants of options to purchase 150,000 shares of common stock to the named executive officers other than the Chief Executive Officer. The Committee determined the number of options granted in 2002 was necessary to provide executives and key employees with appropriate incentives for retention and long-term future performance.

Except for EVA awards elected to be paid in the form of restricted stock and for restricted stock grants to the Chief Executive Officer, the Committee did not grant any restricted stock awards to any officers or key employees in 2002.

Compensation for the Chief Executive Officer

Barry J. Kulpa served as the Company’s President and Chief Executive Officer from October 1997 until March 5, 2003, when he resigned. Mr. Kulpa’s base salary and incentive compensation in 2002 was determined, in part, in the same manner as described above for all executive officers of the Company. In addition to competitive pay factors, the Committee also based its recommendations to the Board of Directors for the Chief Executive Officer’s compensation for 2002 on several financial and operating factors and criteria. The Committee noted the Company’s reduction of debt by approximately $10 million in 2001, a 1% increase in shipment profit over 2000, and the generation of positive EVA in 2001 for the third consecutive year, among other financial criteria. The Committee also acknowledged the accomplishment of operating objectives in 2001, including the completion of the rollout of the Company’s single platform enterprise system, centralization of certain functions formerly performed at the branch level and a $1 million increase in rebate income on lower purchases compared to 2000. After consideration of the foregoing factors, the Committee recommended that the Chief Executive Officer’s base salary be increased 5% from $400,000 to $420,000, and the Board approved this increase in January 2002.

Because the Company generated negative EVA for 2002, Mr. Kulpa received a negative incentive compensation award of $305,688 under the EVA plan. Because Mr. Kulpa elected to receive 50% of his 2002 EVA award in restricted stock, $152,844 was deducted from his EVA cash sub-account, resulting in a negative cash sub-account balance of $116,296. As a result, after allocation of his negative 2002 award and adjustment for the value of restricted stock vesting in January 2003, Mr. Kulpa did not receive any cash payout under the EVA plan for 2002.

In January 2002, Mr. Kulpa was granted options to purchase 110,000 shares of common stock of the Company. The amount of this grant was determined on the same basis as was used to determine the 2002 option grants to the other executive officers, but further reduced as described above. In addition, Mr. Kulpa received a grant of 30,000 shares of time-based restricted stock as an additional performance and retention incentive.

Section 162(m) of the Internal Revenue Code

In 1993, Congress adopted the Omnibus Budget Revenue Reconciliation Act of 1993, certain provisions of which (Section 162(m) of the Internal Revenue Code) for tax years beginning after December 31, 1993 limit to $1 million per employee the deductibility of compensation paid to the executive officers required to be listed in the Company’s proxy statement unless the compensation meets certain specific requirements. The EVA Incentive Compensation Plan is intended to constitute a performance-based plan meeting the criteria for continued deductibility set out in the applicable regulations. In addition, the Company believes that all stock options granted to date under the Company’s stock incentive plans will meet the requirements of Section 162(m) for deductibility. The shares of time-based restricted stock granted to date would not satisfy the performance-based criteria of Section 162(m), and, accordingly, compensation expense in respect of income recognized by the executive officer upon lapse of the restrictions would not be deductible to the extent that such income, together with all other compensation in such year that did not satisfy the criteria of Section 162(m), exceeded $1 million. As a matter of policy, the Committee intends to develop and administer compensation programs which will maintain deductibility under Section 162(m) for all executive compensation, except in the limited circumstance when the materiality of the deduction is in the judgment of the Committee significantly outweighed by the incentive value of the compensation.

Submitted by:

The Management Organization and Compensation Committee

of the Board of Directors of Huttig Building Products, Inc.

E. T. Bigelow, Jr.—Chairman

A. S. J. Durant

D. R. Gardner

Retirement Benefits

The Company does not sponsor a defined benefit pension plan for salaried employees. However, Mr. Kulpa participated in Crane Co.’s pension plan for non-bargaining employees prior to the Distribution and has a non-forfeitable right in his benefits under the Crane pension plan that were accrued as of December 31, 1999. The accrued benefits under the Crane pension plan as of December 31, 1999 entitle Mr. Kulpa to monthly payments beginning at age 65 of $425.85.

Employment Contracts and Severance and Change of Control Arrangements

Management Changes and Terms of Separation

On March 5, 2003, Barry J. Kulpa resigned his employment as the Company’s President and Chief Executive Officer and a member of the Company’s Board of Directors. On that date, the Company entered into a resignation agreement with Mr. Kulpa entitling him to receive (i) payment in full of any accrued but unpaid salary and payment for any accrued vacation, (ii) reimbursement for any previously unreimbursed Huttig-related business expenses, (iii) severance pay in the form of salary continuation, at a rate equal to his current base salary of $420,000 per year, during the period from March 5, 2003 through March 31, 2005, (iv) continued participation through March 31, 2005 (or, if earlier, until Mr. Kulpa commences other employment) in the Company’s health, life and disability insurance plans, with Huttig paying the portion of the plan costs that it would have paid if Mr. Kulpa had continued as an employee, (v) all of his compensation and benefits, to the extent accrued and vested through March 5, 2003, under the Company’s benefit plans and programs, (vi) continued use of a company-leased car through March 31, 2005, and (vii) the right to exercise his stock options that were vested as of March 5, 2003 until June 29, 2005. As of March 5, 2003, Mr. Kulpa held vested options to purchase 486,000 shares at exercise prices ranging from $4.29 to $5.875 per share. Mr. Kulpa will not be able to receive the second of two installments of a special bonus approved by the Company’s Management Organization and Compensation Committee, which bonus payment was conditioned on Mr. Kulpa’s continued employment as of June 1, 2003. See “Report on Executive Compensation by the Management Organization and Compensation Committee of the Company—Short and Medium-Term Incentive Compensation” on page 15.

The resignation agreement also contains a general release by Mr. Kulpa of all claims against the Company and its related parties. Mr. Kulpa is obligated under the agreement to refrain from disclosing the Company’s confidential information, to consult with the Company through March 31, 2005 if requested to do so and to cooperate with the Company in any litigation or other legal proceedings. The agreement provides that Mr. Kulpa shall not disparage the Company or its officers or directors or take any action that a reasonable person would expect to impair the goodwill, business reputation or good name of any of them.

The resignation agreement also terminated Mr. Kulpa’s Employment/Severance Agreement with the Company dated as of October 18, 1999. Prior to its termination, that agreement had provided for certain salaries, incentive compensation and benefits in the event of a change of control.

Mr. Kulpa also is subject to a Non-Competition and Confidentiality Agreement with the Company, which he entered into pursuant to his election in 2002 to allocate a portion of any award under the Company’s EVA plan to shares of restricted stock. Under this agreement, Mr. Kulpa must keep all trade secrets and financial, sales, customer and other Company information confidential and, until September 5, 2003, he may not directly or indirectly compete with the Company. The agreement also prohibits Mr. Kulpa from soliciting customers or inducing employees to seek employment elsewhere until March 5, 2004.

Michael A. Lupo, a director of the Company since December 2002, was appointed as interim President and Chief Executive Officer of the Company while a search for a new Chief Executive Officer is conducted. While serving in these positions, Mr. Lupo is receiving compensation of $75,000 per month plus reasonable expenses.

On March 19, 2003, John M. Mullin resigned his employment as the Company’s Vice President— Operations. On that date, the Company entered into a resignation agreement with Mr. Mullin entitling him to receive (i) payment in full of any accrued but unpaid salary and payment for any accrued vacation, (ii) reimbursement for any previously unreimbursed Huttig-related business expenses, (iii) severance pay in the form of salary continuation, at a rate equal to his current base salary of $200,000 per year, during the period from March 19, 2003 through September 30, 2003, (iv) continued participation through September 30, 2003 (or, if earlier, until Mr. Mullin commences other employment) in the Company’s health, life and disability insurance plans, with Huttig paying the portion of the plan costs that it would have paid if Mr. Mullin had continued as an employee, (v) all of his compensation and benefits, to the extent accrued and vested through March 19, 2003, under the Company’s benefit plans and programs, and (vi) continued use of a company-leased car through June 19, 2003. The Company’s salary continuation and benefits obligations are subject to Mr. Mullin’s obligation to use his best efforts to seek other employment and will be offset by any compensation that he receives or could have received with reasonable efforts.

As of March 19, 2003, Mr. Mullin held vested options to purchase 36,625 shares at exercise prices ranging from $4.29 to $5.875 per share. Mr. Mullin will not be able to receive the second of two installments of a special bonus approved by the Company’s Management Organization and Compensation Committee, which bonus payment was conditioned on Mr. Mullin’s continued employment as of June 1, 2003. See “Report on Executive Compensation by the Management Organization and Compensation Committee of the Company—Short and Medium-Term Incentive Compensation” on page 15.

Mr. Mullin’s resignation agreement also contains a general release by Mr. Mullin of all claims against the Company and its related parties. Mr. Mullin is obligated under the agreement to refrain from disclosing the Company’s confidential information, to consult with the Company through September 30, 2003 if requested to do so and to cooperate with the Company in any litigation or other legal proceedings. The agreement provides that Mr. Mullin shall not disparage the Company or its officers or directors or take any action that a reasonable person would expect to impair the goodwill, business reputation or good name of any of them.

Mr. Mullin’s resignation agreement also terminated his Change of Control Agreement with the Company dated as of November 19, 2002. Prior to its termination, that agreement had provided for certain salaries, incentive compensation and benefits in the event of a change of control.

George M. Dickens, Jr., the Company’s former Vice President—Sales and Marketing, was employed by the Company until January 8, 2003. Pursuant to the terms of his employment agreement with the Company, through January 8, 2004, the Company is required to provide Mr. Dickens with the following severance benefits: (i) salary continuation at an annual rate of $210,000, in installments set forth in the agreement, (ii) until such time as Mr. Dickens commences other employment, continued participation in the Company’s health and life insurance plans, as long as he pays applicable contributions, and (iii) any other fringe benefits pursuant to the terms and limitations of the agreement. Mr. Dickens was also allowed to continue to use a Company automobile until April 8, 2003. In the event that Mr. Dickens breaches his continuing obligations under the employment agreement during the period when the Company is paying such severance benefits, the Company will immediately cease to be obligated to provide such severance benefits. Mr. Dickens is obligated to use his best efforts during the severance period to find other employment and severance payments will be offset by any compensation he receives from such other employment or could have received with reasonable efforts. The agreement requires Mr. Dickens to maintain in confidence all confidential information concerning the Company and contains customary non-solicitation, no-hire and non-compete provisions that continue until January 8, 2004.

Change of Control Arrangements

The Company has an agreement with each of Thomas S. McHugh, Vice President—Finance and Chief Financial Officer, and Nick H. Varsam, Vice President—General Counsel and Secretary, with obligations of the Company that arise in the event of a change of control. Each agreement is for a three-year period but is automatically renewed annually for a new three-year period unless the Company gives notice that the period will not be extended.

Each of these change of control agreements provides for the applicable employee’s employment by the Company and continuation of the employee’s then current base salary, incentive compensation and benefits for three years (and longer, if the agreement is extended) following a change of control of the Company. Under each agreement, a “change of control” generally includes:

(i)	the acquisition, other than from the Company, of beneficial ownership of 50% or more of the then outstanding shares of the Company’s common stock of the Company but excluding acquisitions by

(a)	the Company or any of its subsidiaries;
(b)	The Rugby Group Ltd. or any of its direct transferees;
(c)	any employee benefit plan (or related trust) of the Company or its subsidiaries; or
(d)	any corporation with respect to which, following such acquisition, more than 50% of the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by substantially the same individuals and entities who were the beneficial owners, respectively, of the common stock and voting securities of the Company immediately prior to such acquisition in substantially the same proportion as their ownership immediately prior to such acquisition; or

(ii)	individuals who constitute the incumbent board (including those on the board at the date of the agreement and those whose election or nomination was approved by at least a majority of the then incumbent board) cease for any reason to constitute at least a majority of the board, but excluding from any “incumbent board” any such individual whose initial assumption of office is in connection with an actual or threatened election contest; or
(iii)	approval by the stockholders of the Company of a reorganization, merger or consolidation with respect to which substantially the same persons who were the respective beneficial owners of the common stock and voting securities of the Company immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such transaction, or a complete liquidation or dissolution of the Company or of the sale or other disposition of all or substantially all of the assets of the Company.

Under each agreement, after a change of control, if the employee’s employment is terminated by the Company without cause or by him with “Good Reason” (as defined in the agreement), the employee is immediately entitled to a proportionate amount of the greater of the previous year’s bonus or the average bonus paid in the previous three years, two times the sum of his annual salary and the average of the last three years’ bonuses, and all accrued deferred compensation and vacation pay. Employee benefits, medical coverage and other welfare benefits also continue until the end of the three-year period. “Good Reason” under the agreement is defined as:

(i)	any failure by the Company to comply with any of the compensation and benefits obligations under the agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is promptly remedied by the Company;

(ii)	any purported termination by the Company of the employee’s employment otherwise than as expressly permitted by the agreement; or

(iii)	any failure by the Company to require a successor to assume the Company’s obligations under the agreement.

If the Company’s tax counsel determines that any economic benefit or payment or distribution by the Company to the employee pursuant to the agreement is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the Company will reduce the aggregate payments due to the employee under the agreement and any other agreement, plan or program of the Company to an amount that is one dollar less than the maximum amount allowable without becoming subject to the excise tax.

The named executive officers and other key employees of the Company own shares of restricted stock or options to purchase the Company’s common stock granted under the Company’s 1999 Stock Incentive Plan and Amended and Restated 2001 Stock Incentive Plan. Under the terms of these plans and the agreements evidencing these grants, in the event of a “Change of Control” of the Company, the restrictions on the employee’s restricted stock will lapse. Similarly, if an employee’s employment is terminated following a “Change of Control” of the Company, all of the employee’s stock options will become immediately fully exercisable and may be exercised for a period of 90 days following termination. The term “Change of Control” is defined in the Plan. It is a complicated definition and cannot be described completely here, but it generally occurs if (i) the Company’s stock has been acquired as the result of a tender or exchange offer by an unrelated party, (ii) at least 20% of the outstanding stock of the Company has been acquired by a person or company that is not related to the Company, (iii) the Company has merged into another company and the Company’s stockholders do not continue to own more than 50% of the common stock of the company that survives the merger, (iv) the Company is liquidated or dissolved, (v) substantially all of the Company’s assets are sold to a person or company that is not related to the Company, or (vi) a majority of the Company’s Board of Directors changes without approval by the incumbent Board. Under the terms of these plans, the Management Organization and Compensation Committee also has the authority to accelerate the vesting of options granted.

Indemnification Agreements

The Company has entered into indemnification agreements with Mr. Kulpa and the non-employee directors of the Company. These agreements require the Company to indemnify the officers or directors to the full extent permitted by law against any and all expenses (including advances thereof), judgments, fines, penalties and amounts paid in settlement incurred in connection with any claim against such person arising out of the fact that he was a director, officer, employee, trustee, agent or fiduciary of the Company or was serving as such for another entity at the Company’s request, and to maintain directors and officers liability insurance coverage or to the full extent permitted by law to indemnify such person for the lack of insurance coverage.

Stock Performance Graph

The graph below compares cumulative total stockholder returns for the Company for the preceding three fiscal years with the S&P 500 Stock Index and that of a peer group made up of other building material and industrial products distributors.(1) The graph assumes the investment of $100 at the commencement of the measurement period with dividends reinvested. The historical information set forth below is not necessarily indicative of future stock performance.

(1)	The peer group includes the following companies: EMCO Ltd., Hughes Supply Inc., Q.E.P. Co., Watsco Inc., Building Materials Holding Corporation.

Comparison of Three Year Cumulative Total Return

Among Huttig Building Products, the S&P 500 Stock Index

and the Company’s Peer Group Index

	Huttig Building Products	S&P 500	Peer Group Index
12/99	100.00	100.00	100.00
12/00	97.06	92.91	87.90
12/01	143.53	80.79	133.48
12/02	67.06	61.92	142.77

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of the forms furnished to the Company or written representations of certain persons, and other than as set forth below, each director, officer and beneficial owner of 10% of the outstanding shares of the Company timely filed all required reports under Section 16(a) of the Securities Exchange Act of 1934 for fiscal 2002.

In October and December 2002, Mr. Bruce and Mr. Lupo, respectively, were appointed directors of the Company. Forms 3 were filed late by such directors. However, at the date of each such filing, Messrs. Bruce and Lupo held no shares of Huttig common stock. Messrs. Mullin and Varsam filed late Forms 4 to report the receipt in September 2002 and in November 2002 of matching contributions in the form of Huttig common stock under the Company’s Deferred Compensation Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On December 6, 1999, the Company and Crane Co. entered into a Distribution Agreement (the “Distribution Agreement”) that provided for the actions required to effect the Distribution and the allocation of assets and liabilities between the Company and Crane. On December 16, 1999, in connection with the consummation of the Distribution, the Company and Crane entered into an agreement (the “Tax Allocation Agreement”) relating to the allocation of liabilities and obligations with respect to taxes and an agreement (the “Employee Matters Agreement”) relating to the allocation of liabilities and obligations with respect to employee benefit plans and compensation arrangements. Messrs. Evans, Bigelow, Forté and Gardner serve as directors of the Company and also as directors of Crane.

The Distribution Agreement provides generally that after the Distribution, all assets and liabilities of the Company and its business will be vested solely in the Company, and that Crane will have no interest in those assets and will have no obligations with respect to those liabilities. The Distribution Agreement requires the Company to indemnify Crane for certain losses suffered by Crane, including, without limitation, losses that relate to the Company’s business (whether those losses relate to the period prior to or after Distribution) or arise as the result of the Company’s breach of any agreement or covenant made to Crane in the Distribution Agreement, the Tax Allocation Agreement or the Employee Matters Agreement. Crane is similarly obligated to indemnify the Company for certain losses suffered by the Company, including, without limitation, losses that relate to the businesses of Crane (whether those losses relate to the period prior to or after the Distribution) or arise as the result of Crane’s breach of any agreement or covenant made to the Company in the Distribution Agreement, the Tax Allocation Agreement or the Employee Matters Agreement.

Under the Tax Allocation Agreement, the Company is responsible for any taxes imposed on Crane that would not have been payable but for the breach by the Company of any representation, warranty or obligation under the Tax Allocation Agreement, the tax ruling request or the Distribution Agreement. These representations, warranties and obligations relate to the Company’s continuing satisfaction of certain statutory and judicial requirements necessary for the Distribution to be tax-free to the Company, Crane and its stockholders. In particular, the Company has represented generally that (1) during the two-year period following the Distribution, the Company will not enter into any transaction or make any change in its equity structure that may cause the Distribution to be treated as part of a plan pursuant to which one or more persons acquire Company stock representing a 50% or greater equity interest in the Company, (2) it will not repurchase outstanding Company common stock after the Distribution representing 20% or more of the outstanding Company common stock, and (3) following the Distribution, it will continue the active conduct of its businesses. The Company has also agreed with Crane that it will not take any of the actions described in (1) or (2) above prior to December 16, 2001 without Crane’s prior written consent.

At the closing of the Company’s purchase of the U.S. residential building products business of The Rugby Group Ltd. (“Rugby”) in December 1999, the Company entered into a Registration Rights Agreement with Rugby. Pursuant to this agreement, the Company granted Rugby rights to cause the Company to register for sale the shares of common stock issued to Rugby in exchange for the stock of Rugby USA, Inc., the parent of Rugby Building Products, Inc. Pursuant to the Registration Rights Agreement, so long as the shares of common stock owned by Rugby and received in the December 1999 transaction constitute at least 30%, 20%, or 10%, respectively, of the Company’s outstanding common stock, Rugby has the right to designate for nomination by the Board of Directors of the Company three, two and one director(s), respectively. So long as the Huttig common stock owned by Rugby and received in the Exchange constitutes 10% or more of the Company’s outstanding common stock, Rugby is required to be present at all meetings of the Company’s stockholders and to vote its shares of common stock in favor of the Board’s nominees for election to the Board of Directors. On the date of the Exchange Agreement between the Company and Rugby, the Crane Fund, one of the Company’s principal stockholders, agreed with Rugby that, so long as the common stock owned by Rugby and received in the Exchange constitutes 10% or more of the Company’s outstanding common stock, the Crane Fund would be present at all meetings of the Company’s stockholders and vote its shares of common stock for the nominees designated by Rugby as provided in the Registration Rights Agreement.

As part of the Company’s former $15 million stock repurchase program, on August 20, 2001, the Company purchased 790,484 shares of its common stock from Rugby for a cash purchase price of $4,735,000, or a per share price of $5.99, the closing sales price of the Company’s common stock on the New York Stock Exchange on the date of purchase. Pursuant to their repurchase agreement, Rugby and the Company agreed that, if solely as a result of Rugby’s sale of these shares to the Company shares of common stock beneficially owned by Rugby and its affiliates in the aggregate at any time would constitute less than 30% of the Company’s outstanding stock, the Registration Rights Agreement would be deemed to be amended so that Rugby would maintain its right to designate for nomination three directors to be elected to the Board. As a result, Rugby will continue to have the right to nominate three directors so long as the common stock received in the exchange transaction and held by Rugby and its affiliates in the aggregate constitutes at least Rugby’s new ownership percentage after giving effect to the Company’s repurchase of these shares, as this percentage may increase from time to time as a result of the Company’s repurchase of common stock pursuant to its stock repurchase program. Under this program, which expired in August 2002, and under the Company’s current stock repurchase program, which was authorized in October 2002, the Company has repurchased 1,392,447 shares of common stock. Based on information as of February 28, 2003, Rugby beneficially owns 29.3% of the Company’s outstanding common stock.

In April 2002, the Company filed a lawsuit in the Supreme Court of the state of New York against The Rugby Group Ltd. and Rugby IPD Corp., a subsidiary of Rugby, alleging that they breached their contractual obligations to indemnify and defend the Company against asbestos-related liabilities and claims arising out of the business that was acquired in 1994 by Rugby Building Products, Inc. The Company acquired Rugby Building Products, Inc., a distributor of building materials, in December 1999, when it acquired the stock of its parent, Rugby USA, Inc., from Rugby. In its lawsuit, the Company seeks to recover sums it has spent to defend and, with respect to one lawsuit, settle its asbestos lawsuits, as well as a declaratory judgment that Rugby Group and Rugby IPD indemnify and defend the Company for these lawsuits and any similarly situated claims that may be asserted against the Company in the future. Rugby Group has denied any obligation to defend or indemnify the Company for any of these cases. There can be no assurance at this time that Huttig will recover any of its costs related to past or future asbestos-related claims from insurance carriers or from The Rugby Group or Rugby IPD Corp. or that such costs will not have a material adverse effect on Huttig’s business or financial condition.

Messrs. Bruce, Durant and Tanner are directors of the Company designated by Rugby. Mr. Tanner is Rugby’s designated nominee for election as a director for a term expiring in 2006. See “Election of Directors.” The Registration Rights Agreement and the letter agreement providing for the Company’s repurchase of shares of common stock from Rugby and the amendment of the Registration Rights Agreement were the result of arms’ length negotiations with Rugby.

On August 3, 2001, the Company loaned George M. Dickens, Jr., Vice President—Sales & Marketing of the Company, the sum of $125,000 as part of his relocation from Georgia and purchase of a home in Missouri. The loan bears interest at annual rate of 8% and is repayable in full upon the sale of Mr. Dickens’ former residence in Georgia. Mr. Dickens repaid the loan in full in December 2002.

On March 5, 2003, Barry J. Kulpa resigned his employment as the Company’s President and Chief Executive Officer and as a member of the Company’s Board of Directors and entered into a resignation agreement with the Company. See “Employment Contracts and Severance and Change of Control Arrangements—Management Changes and Terms of Separation” on page 17 of this Proxy Statement.

Michael A. Lupo, a director of the Company since December 2002, was appointed as interim President and Chief Executive Officer of the Company on March 5, 2003 while a search for a new Chief Executive Officer is conducted. While serving in these positions, Mr. Lupo is receiving compensation of $75,000 per month plus reasonable expenses.

On March 19, 2003, John M. Mullin resigned his employment as the Company’s Vice President, Operations and entered into a resignation agreement with the Company. See “Employment Contracts and Severance and Change of Control Arrangements - Management Changes and Terms of Separation” on page 17 of this Proxy Statement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Management Organization and Compensation Committee is or has ever been an officer or employee of the Company and no executive officer of the Company has served as a director or member of a compensation committee of another company of which any member of the Board of Directors is an executive officer.

APPROVAL OF THE SELECTION OF AUDITORS

The Board of Directors proposes and recommends that the stockholders approve the selection of the firm of Deloitte & Touche LLP as independent auditors for the Company for fiscal 2003. Deloitte & Touche LLP have been the independent auditors for the Company since 1979. Unless otherwise directed by the stockholders, proxies will be voted for approval of the selection of Deloitte & Touche LLP to audit the books and accounts of the Company for the fiscal year ending December 31, 2003. In accordance with the Company’s practice, a member of the firm will attend the Annual Meeting, have an opportunity to make a statement if he or she desires to do so and to respond to appropriate questions that may be asked by stockholders. In the event that the ratification of the appointment of Deloitte & Touche LLP as the independent auditors for the Company is not obtained at the Annual Meeting, the Board of Directors will reconsider its appointment.

Audit Fees

The aggregate fees of Deloitte & Touche LLP for professional services rendered for the audit of the Company’s annual consolidated financial statements for fiscal 2002 and the reviews of the consolidated financial statements included in the Company’s Forms 10-Q for 2002 were approximately $246,000, which includes out-of-pocket expenses of approximately $10,000.

Financial Information Systems Design and Implementation Fees

Deloitte & Touche LLP did not perform any professional services with respect to financial information systems design and implementation for fiscal 2002.

All Other Fees

In addition to the audit services described above, Deloitte & Touche LLP provided general tax compliance and project-specific tax services to the Company during 2002. The aggregate fees for the tax services rendered in 2002 were approximately $104,200, which includes out-of-pocket expenses of approximately $1,200.

The Audit Committee of the Board of Directors did consider whether the provision of the tax services described above is compatible with maintaining the independence of Deloitte & Touche LLP.

Recommendation

The Board of Directors recommends a vote FOR approval of the selection of Deloitte & Touche LLP as independent auditors for the Company for 2003. Approval of the selection of auditors requires the affirmative vote of a majority of the votes cast by holders of shares of common stock present in person or represented by proxy and entitled to vote on this proposal at the meeting.

MISCELLANEOUS

Solicitation of Proxies.

The Company will bear all of the costs of the solicitation of proxies for use at the Annual Meeting. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and fax by directors, officers and employees of the Company, who will undertake such activities without additional compensation. Banks, brokerage houses and other institutions, nominees and fiduciaries will be requested to forward the proxy materials to the beneficial owners of the common stock held of record by such persons and entities and will be reimbursed for their reasonable expenses in forwarding such material.

Incorporation by Reference

The Report on Executive Compensation of the Management Organization and Compensation Committee of the Company, appearing on pages 13 through 17 of this Proxy Statement, will not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the report by reference, and the report will not otherwise be deemed filed under such Acts.

Next Annual Meeting; Stockholder Proposals

The Company’s By-Laws provide that the annual meeting of stockholders of the Company will be held on the fourth Monday in April in each year unless otherwise determined by the Board of Directors. Appropriate proposals of stockholders intended to be presented at the 2004 Annual Meeting must be received by the Company for inclusion in the Company’s proxy statement and form of proxy relating to that meeting on or before November 29, 2003. In addition, the Company’s By-Laws provide that if stockholders intend to nominate directors or present proposals at the 2004 Annual Meeting other than through inclusion of such proposals in the Company’s proxy materials for that meeting, then the Company must receive notice of such nominations or proposals no earlier than January 29, 2004 and no later than February 28, 2004. If the Company does not receive notice by that date, then such proposals may not be presented at the 2004 Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES AND FOR PROPOSAL 2.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

This Proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of directors and FOR proposal 2.

1. Election of Directors			NOMINEES:

FOR all nominees listed to the right (except as marked to the contrary)		WITHHOLD AUTHORITY to vote for all nominees listed to the right	01 Dorsey R. Gardner 02 Michael A. Lupo 03 Delbert H. Tanner
☐		☐	For, except vote withheld from the following nominee(s):
2. Approval of Deloitte & Touche LLP as independent auditors for the Company for 2003.

FOR	AGAINST	ABSTAIN
☐	☐	☐

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

SIGNATURE	SIGNATURE	DATE	, 2003

Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

é  FOLD AND DETACH HERE  é

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail
http://www.eproxy.com/hbp		1-800-435-6710

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.

OR

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.

			OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.

PROXY

HUTTIG BUILDING PRODUCTS, INC.

ANNUAL MEETING OF STOCKHOLDERS APRIL 28, 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned does hereby appoint and constitute Thomas S. McHugh and Nick H. Varsam, and each of them, true and lawful agents and proxies of the undersigned, with power of substitution, and hereby authorizes each of them to vote, as directed on the reverse side of this card, or, if not so directed, in accordance with the Board of Directors’ recommendation, all shares of Huttig Building Products, Inc. held of record by the undersigned at the close of business on February 28, 2003 at the Annual Meeting of Stockholders of Huttig Building Products, Inc. to be held in the Elm Meeting Room at the Westin Stamford Hotel, One First Stamford Place, Stamford, Connecticut, on Monday, April 28, 2003 at 2:00 p.m., Eastern Daylight Time, or at any adjournment or postponement thereof, with all the powers the undersigned would possess if then and there personally present, and to vote, in their discretion, upon such other matters as may come before said meeting.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote your shares unless you sign and return this card or use the toll-free telephone number or the Internet as instructed on the reverse side.

Address Change/Comments (Mark the corresponding box on the reverse side)

SEE REVERSE SIDE

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